Exhibit 4.4

EXECUTION COPY

ACKNOWLEDGEMENT AND WAIVER OF ANTI-DILUTION ADJUSTMENTS

This Acknowledgement and Waiver of Anti-Dilution Adjustments (this “Acknowledgement”), dated as of November 12, 2010, is made by and among Juma Technology Corp., a Delaware corporation (the “  Company ”), Vision Opportunity Master Fund, Ltd. (“  VOMF  ”), and Vision Capital Advantage Fund, L.P. (“ VCAF  ” and together with VOMF, “  Vision  ”).

WHEREAS, the Company is the issuer of Series B Convertible Preferred Stock (the “Series B Preferred Stock  ”) pursuant to the Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of Juma Technology Corp. (the “  Series B Certificate of Designation  ”) filed with the State of Delaware on June 20, 2008;

WHEREAS, the Company and VOMF have entered into a Note and Warrant Purchase Agreement dated as of November 12, 2010, wherein VOMF purchased from the Company, 10% bridge notes (the “Note”) and Series A Warrants to purchase up to one hundred percent (100%) of that number of shares of the Company’s Common Stock into which the Note issued to VOMF would convert assuming that the principal sum of the Note was converted at fifteen cents ($0.15) per share of common stock (the “  Series A Warrants  ”); and

WHEREAS, the Series B Preferred Stock has certain price protections (the “Price Protections”) whereby the Conversion Price is adjusted upon the issuance by the Company of Common Stock Equivalents (as such term is defined in the respective securities).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby agreed and acknowledged, the parties hereto hereby agree as follows:

1.           As a result of the issuance of the Series A Warrants, the Company acknowledges that the Series A Warrants trigger the Price Protections of the Series B Preferred Stock,   provided however  , that VOMF and VCAF, as applicable, hereby waive such Price Protections.

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IN WITNESS WHEREOF, this Acknowledgement was duly executed as of the date set forth above.

JUMA TECHNOLOGY CORP.

By:
Name: Anthony M. Servidio
Title: Chief Executive Officer

VISION OPPORTUNITY MASTER FUND, LTD.

By:
Name:
Title:

VISION CAPITAL ADVANTAGE FUND, L.P.

By: VCAF GP, LLC, its General Partner

By:
Name:
Title: